News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB EXPANDS BOARD WITH TWO NEW DIRECTORS

ST. PAUL, Minn., February 27, 2004:  The Board of Directors of Ecolab Inc. announced it has increased the size of the Board from 11 to 13 members by appointing two new directors, Richard U. De Schutter and Beth M. Pritchard.

Mr. De Schutter is the retired Chairman and Chief Executive Officer of DuPont Pharmaceutical Company.  He previously served as Chief Executive Officer of G.D. Searle & Company prior to joining DuPont Pharmaceuticals in 2000.  Mr. De Schutter received his BS and MS degrees in chemical engineering from the University of Arizona.

Ms. Pritchard is President and Chief Executive Officer of Organized Living, Inc., a provider of storage and organization solutions for home and office.  Ms. Pritchard had previously served as CEO and President of Bath & Body Works, Inc. and The White Barn Candle Co., divisions of Limited Brands, Inc. Prior to joining Limited in 1991, Ms. Pritchard was a Vice President with S. C. Johnson Company. She holds a BA in International Relations from University of Wisconsin-Milwaukee and a MBA from Marquette University.

Commenting on the additions, Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer said, “We are very pleased to have Dick and Beth join Ecolab’s Board. Ecolab is fortunate to have an extremely strong and involved Board of Directors that is an integral part of our very aggressive growth strategy.  Dick and Beth are both very experienced and capable executives that bring further depth to our company.”

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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